UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No.2 )

                                  Zhongpin Inc.
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                   98952K107
                                 (CUSIP Number)

                               December 31, 2011
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 98952K107


       1.    Names of Reporting Persons.

             TPG-Axon Management LP ("TPG-Axon Management")**

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 3,192,200 shares of Common Stock
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 3,192,200 shares of Common Stock

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,192,200 shares of Common Stock

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     8.47%

       12.   Type of Reporting Person

	     PN

**Effective April 1, 2011, TPG-Axon Management LP assumed the investment management responsibilities of TPG-Axon Capital Management, L.P.

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                               CUSIP No. 98952K107


       1.    Names of Reporting Persons.

             TPG-Axon Partners GP, L.P. ("PartnersGP")

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 3,192,200 shares of Common Stock
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 3,192,200 shares of Common Stock

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,192,200 shares of Common Stock

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     8.47%

       12.   Type of Reporting Person

	     PN

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				CUSIP No. 98952K107


       1.    Names of Reporting Persons.

             TPG-Axon GP, LLC ("GPLLC")

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 3,192,200 shares of Common Stock
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 3,192,200 shares of Common Stock

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,192,200 shares of Common Stock

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     8.47%

       12.   Type of Reporting Person

	     OO

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                              CUSIP No. 98952K107


       1.    Names of Reporting Persons.

             TPG-Axon Partners, LP ("TPG-Axon Domestic")

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 1,255,087 shares of Common Stock
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 1,255,087 shares of Common Stock

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,255,087 shares of Common Stock

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     3.33%

       12.   Type of Reporting Person

	     PN

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                              CUSIP No. 98952K107


       1.    Names of Reporting Persons.

             TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore")

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 1,937,113 shares of Common Stock
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 1,937,113 shares of Common Stock

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,937,113 shares of Common Stock

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.14%

       12.   Type of Reporting Person

	     CO

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                              CUSIP No. 98952K107


       1.    Names of Reporting Persons.

             TPG-Axon International, L.P. ("TPG-Axon International")

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 1,937,113 shares of Common Stock
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 1,937,113 shares of Common Stock

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,937,113 shares of Common Stock

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.14%

       12.   Type of Reporting Person

	     PN

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                              CUSIP No. 98952K107


       1.    Names of Reporting Persons.

             TPG-Axon International GP, LLC ("InternationalGP")

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 1,937,113 shares of Common Stock
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 1,937,113 shares of Common Stock

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,937,113 shares of Common Stock

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.14%

       12.   Type of Reporting Person

	     OO

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                             CUSIP No. 98952K107


       1.    Names of Reporting Persons.

             Dinakar Singh LLC ("Singh LLC")

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 3,192,200 shares of Common Stock
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 3,192,200 shares of Common Stock

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,192,200 shares of Common Stock

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     8.47%

       12.   Type of Reporting Person

	     OO

                              CUSIP No. 98952K107


       1.    Names of Reporting Persons.

             Dinakar Singh ("Mr. Singh")

       2.    Check the Appropriate Box if a Member Of a Group

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 3,192,200 shares of Common Stock
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 3,192,200 shares of Common Stock

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,192,200 shares of Common Stock

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     8.47%

       12.   Type of Reporting Person

	     IN

Item 1. (a)  Name of Issuer: Zhongpin Inc.

        (b)  Address of Issuer's Principal Executive Offices:

	     21 Changshe Road
	     Changge City, Henan Province
	     People's Republic of China 461500

Item 2. (a)  Name of Person Filing:

             This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

		(i) TPG-Axon Management LP ("TPG-Axon Management"), a Delaware
		    limited partnership, with respect to the Shares reported in this Schedule 13G/A held by TPG-Axon Partners, LP ("TPG-Axon Domestic") and TPG-Axon International, L.P. ("TPG-Axon International," and together with TPG-Axon Domestic, the "Funds").

	       (ii) TPG-Axon Partners GP, L.P. ("PartnersGP"), a Delaware
		    limited partnership,which serves as the general partner of TPG-Axon Domestic and the managing member of InternationalGP, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

	      (iii) TPG-Axon GP, LLC ("GPLLC"), a Delaware limited liability
		    company, which serves as the general partner of TPG-Axon Management and PartnersGP, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

	       (iv) TPG-Axon Domestic, a Delaware limited partnership, with
		    respect to the Shares reported in this Schedule 13G/A directly held by it.

		(v) TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore"),
		    a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G/A indirectly held by it through its subsidiary,TPG-Axon International.

	       (vi) TPG-Axon International, a Cayman Islands exempted limited
		    partnership,with respect to the Shares reported in this
		    Schedule 13G/A directly held by it.

	      (vii) TPG-Axon International GP, LLC ("InternationalGP"), a
		    Delaware limited liability company, which serves as the general partner of TPG-Axon International, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by TPG-Axon International.

	     (viii) Dinakar Singh LLC ("Singh LLC"), a Delaware limited
		    liability company which serves as the managing member of GPLLC, with respect to the Shares reported in this
		    Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

	       (ix) Dinakar Singh ("Mr. Singh"), an individual who serves as
		    the managing member of Singh LLC, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

        (b)  Address of Principal Business Office, or, if None, Residence:

	     (All, except TPG-Axon Offshore and TPG-Axon International)

	     888 Seventh Avenue
	     38th Floor
	     New York, New York 10019

	     TPG-Axon Offshore

	     c/o Goldman Sachs (Cayman) Trust Limited
             PO Box 896, KY1-1103
             Gardenia Court, Suite 3307
             45 Market Street, Camana Bay
             Cayman Islands

	     TPG-Axon International

	     c/o Walkers Corporate Services Limited
	     87 Mary Street, George Town
	     Grand Cayman KY1-9005
	     Cayman Islands


        (c)  Citizenship:

	     Delaware (all, except TPG-Axon Offshore, TPG-Axon International and Mr. Singh); TPG-Axon Offshore: Cayman Islands; TPG-Axon
	     International: Cayman Islands; Mr. Singh is a United States citizen.

        (d)  Title of Class of Securities:

	     Common Stock, par value $0.001 per share (the "Shares")

        (e)  CUSIP No.: 98952K107

Item 3.  If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

	(a)  [ ] Broker or dealer registered under Section 15 of the Act.

	(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

	(c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act.

	(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

	(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j) [ ] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

	(k)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

	 If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

Item 4.  Ownership

         TPG-Axon Management, as investment manager to TPG-Axon Domestic, TPG-Axon Offshore and TPG-Axon International has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon International. InternationalGP is the general partner of TPG-Axon International. PartnersGP is the general partner of TPG-Axon Domestic and the managing member of InternationalGP. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a managing member of GPLLC. Mr. Singh, an individual, is the managing member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon International.

	 Each of Singh LLC, GPLLC, PartnersGP, InternationalGP, TPG-Axon Offshore, and Mr. Singh disclaim beneficial ownership of all of the shares of Common Stock reported in this 13G/A.

       	   A. TPG-Axon Management
           	(a) Amount beneficially owned: 3,192,200 shares of Common Stock
           	(b) Percent of class: 8.47%
		     (All percentages of beneficial ownership reported in this Schedule 13G/A are based on the 37,679,664 outstanding shares of Stock reported in the Issuer's Form 10Q for the quarterly period ended September 30, 2011.)
		(c)  (i) Sole power to vote or direct the vote: 0
                    (ii) Shared power to vote or direct the vote: 3,192,200
			 shares of Common Stock
                   (iii) Sole power to dispose or direct the disposition: 0
                    (iv) Shared power to dispose or direct the disposition:
		         3,192,200 shares of Common Stock

       	   B. PartnersGP
           	(a) Amount beneficially owned: 3,192,200 shares of Common Stock
           	(b) Percent of class: 8.47%
           	(c)  (i) Sole power to vote or direct the vote: 0
                    (ii) Shared power to vote or direct the vote: 3,192,200
			 shares of Common Stock
                   (iii) Sole power to dispose or direct the disposition: 0
                    (iv) Shared power to dispose or direct the disposition:
			 3,192,200 shares of Common Stock

       	   C. GPLLC
           	(a) Amount beneficially owned: 3,192,200 shares of Common Stock
           	(b) Percent of class: 8.47%
           	(c)  (i) Sole power to vote or direct the vote: 0
                    (ii) Shared power to vote or direct the vote: 3,192,200
			 shares of Common Stock
                   (iii) Sole power to dispose or direct the disposition: 0
                    (iv) Shared power to dispose or direct the disposition:
			 3,192,200 shares of Common Stock

       	   D. TPG-Axon Domestic
           	(a) Amount beneficially owned: 1,255,087 shares of Common Stock
           	(b) Percent of class: 3.33%
           	(c)  (i) Sole power to vote or direct the vote: 0
                    (ii) Shared power to vote or direct the vote: 1,255,087
		         shares of Common Stock
                   (iii) Sole power to dispose or direct the disposition: 0
                    (iv) Shared power to dispose or direct the disposition:
			 1,255,087 shares of Common Stock

       	   E. TPG-Axon Offshore
           	(a) Amount beneficially owned: 1,937,113 shares of Common Stock
           	(b) Percent of class: 5.14%
           	(c)  (i) Sole power to vote or direct the vote: 0
                    (ii) Shared power to vote or direct the vote: 1,937,113
			 shares of Common Stock
                   (iii) Sole power to dispose or direct the disposition: 0
                    (iv) Shared power to dispose or direct the disposition:
			 1,937,113 shares of Common Stock

       	   F. TPG-Axon International
           	(a) Amount beneficially owned: 1,937,113 shares of Common Stock
           	(b) Percent of class: 5.14%
           	(c)  (i) Sole power to vote or direct the vote: 0
                    (ii) Shared power to vote or direct the vote: 1,937,113
			 shares of Common Stock
                   (iii) Sole power to dispose or direct the disposition: 0
                    (iv) Shared power to dispose or direct the disposition:
			 1,937,113 shares of Common Stock

       	   G. InternationalGP
           	(a) Amount beneficially owned: 1,937,113 shares of Common Stock
           	(b) Percent of class: 5.14%
           	(c)  (i) Sole power to vote or direct the vote: 0
                    (ii) Shared power to vote or direct the vote: 1,937,113
			 shares of Common Stock
                   (iii) Sole power to dispose or direct the disposition: 0
                    (iv) Shared power to dispose or direct the disposition:
			 1,937,113 shares of Common Stock

       	   H. Singh LLC
           	(a) Amount beneficially owned: 3,192,200 shares of Common Stock
           	(b) Percent of class: 8.47%
           	(c)  (i) Sole power to vote or direct the vote: 0
                    (ii) Shared power to vote or direct the vote: 3,192,200
		  	 shares of Common Stock
                   (iii) Sole power to dispose or direct the disposition: 0
                    (iv) Shared power to dispose or direct the disposition:
			 3,192,200 shares of Common Stock

       	   H. Mr. Singh
           	(a) Amount beneficially owned: 3,192,200 shares of Common Stock
           	(b) Percent of class: 8.47%
           	(c)  (i) Sole power to vote or direct the vote: 0
                    (ii) Shared power to vote or direct the vote: 3,192,200
			 shares of Common Stock
                   (iii) Sole power to dispose or direct the disposition: 0
                    (iv) Shared power to dispose or direct the disposition:
			 3,192,200 shares of Common Stock

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 See Item 4.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2012
                                       TPG-Axon Management LP
				       By: TPG-Axon GP, LLC, general partner

                                       By: /s/ Dinakar Singh
                                       --------------------------
                                       Name: Dinakar Singh
                                       Title: Chief Executive Officer

                                       TPG-Axon Partners GP, L.P.
				       By: TPG-Axon GP, LLC, general partner

                                       By: /s/ Dinakar Singh
                                       --------------------------
                                       Name: Dinakar Singh
                                       Title: Chief Executive Officer

                                       TPG-Axon GP, LLC

                                       By: /s/ Dinakar Singh
                                       --------------------------
                                       Name:  Dinakar Singh
                                       Title: Chief Executive Officer

                                       TPG-Axon Partners, LP
				       By: TPG-Axon Partners GP, L.P.,
					   general partner
				       By: TPG-Axon GP, LLC, general
					   partner

                                       By: /s/ Dinakar Singh
                                       --------------------------
                                       Name:  Dinakar Singh
                                       Title: Chief Executive Officer

                                       TPG-Axon Partners (Offshore), Ltd.

                                       By: /s/ Dinakar Singh
                                       --------------------------
                                       Name:  Dinakar Singh
                                       Title: Director

                                       TPG-Axon International, L.P.
				       By: TPG-Axon International GP, LLC,
					   general partner
				       By: TPG-Axon Partners GP, L.P.,
					   managing member
				       By: TPG-Axon GP, LLC, general
					   partner

                                       By: /s/ Dinakar Singh
                                       --------------------------
                                       Name:  Dinakar Singh
                                       Title: Chief Executive Officer

                                       TPG-Axon International GP, LLC
				       By: TPG-Axon Partners GP, L.P.,
		                           managing member
				       By: TPG-Axon GP, LLC, general
					   partner

                                       By: /s/ Dinakar Singh
                                       --------------------------
                                       Name:  Dinakar Singh
                                       Title: Chief Executive Officer

				       Dinakar Singh LLC

                                       By: /s/ Dinakar Singh
                                       --------------------------
                                       Name:  Dinakar Singh
                                       Title: Managing Member


                                       By: /s/ Dinakar Singh
                                       --------------------------
				       Name: Dinakar Singh